Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Perception Capital Corp. II on Amendment No. 1 to Form S-4 of our report dated March 14, 2023, except for Notes 1 and 13 as to which the date is May 8, 2023, which includes an explanatory paragraph as to Spectaire Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Spectaire Inc. and subsidiary as of December 31, 2022 and 2021 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Melville, NY

July 25, 2023

An Independent Member of Urbach Hacker Young International